STOCK PURCHASE AGREEMENT
BY AND AMONG
THIRD AVENUE VALUE FUND
and
WHITMAN HIGH CONVICTION FUND
and
CAVCO INDUSTRIES, INC.
DATED AS OF JUNE 14, 2013

TABLE OF CONTENTS
Page
ARTICLE I - PURCHASE AND SALE OF SHARES1
SECTION 1.1Purchase and Sale    1
SECTION 1.2 Purchase Price    2
SECTION 1.3Registration of the Issued Shares    2
ARTICLE II - THE CLOSING4
SECTION 2.1 Closing    4
SECTION 2.2 Closing Actions of the Sellers    4
SECTION 2.3 Closing Actions of the Purchaser    4
SECTION 2.4 Taxes    4
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLERS4
SECTION 3.1Organization    4
SECTION 3.2Authorization    5
SECTION 3.3Consents and Filings    5
SECTION 3.4Title to Shares    5
SECTION 3.5United States Persons    5
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER5
SECTION 4.1Organization    5
SECTION 4.2Authorization; Enforcement    5
SECTION 4.3Governmental Consents and Filings    6
SECTION 4.4No Conflicts    6
SECTION 4.5SEC Documents    6
SECTION 4.6Financial Statements    6
SECTION 4.7No Material Adverse Change    7
SECTION 4.8Litigation    7
SECTION 4.9Compliance with Law    7
SECTION 4.10Books and Records; Internal Accounting Controls    7
SECTION 4.11Listing    7

ARTICLE V - CONDITIONS TO CLOSING8
SECTION 5.1Conditions to Obligations of the Purchaser    8
SECTION 5.2Conditions to Obligations of the Sellers    8
ARTICLE VI - COVENANTS9
SECTION 6.1Registration and Listing    9
SECTION 6.2Shareholder Meeting    9
ARTICLE VII - INDEMNIFICATION9
SECTION 7.1Survival    9
SECTION 7.2Indemnification by Sellers    9
SECTION 7.3Indemnification by Purchaser    10
SECTION 7.4Termination of Indemnification    10
ARTICLE VIII - TAXES10
ARTICLE IX - TERMINATION11
SECTION 9.1Termination    11
SECTION 9.2Effect of Termination    11
ARTICLE X - VOTING, LOCK-UP AND STANDSTILL PROVISIONS11
SECTION 10.1Voting    11
SECTION 10.2Lock-Up    11
SECTION 10.3Standstill    12
SECTION 10.4Non−Disparagement    13
ARTICLE XI - RIGHT OF FIRST OFFER13
SECTION 11.1Right of First Offer    13
SECTION 11.2Exercise of Right of First Offer    14
ARTICLE XII - DEFINITIONS15
ARTICLE XIII - MISCELLANEOUS19
SECTION 13.1Fees and Expenses    19
SECTION 13.2Notices    19
SECTION 13.3Entire Agreement; Modification    20
SECTION 13.4Parties in Interest; Assignment    20
SECTION 13.5Governing Law    20

SECTION 13.6Jurisdiction    20
SECTION 13.7Severability    21
SECTION 13.8Specific Performance; Waiver; Remedies Cumulative    21
SECTION 13.9Public Announcements    21
SECTION 13.10Further Assurances    21
SECTION 13.11Execution of Agreement    22
SECTION 13.12Construction.    22

Schedule 1.2
Schedule 4.5
Schedule 4.6
Exhibit A    Registration Statement Questionnaire

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 14, 2013 by and among Third Avenue Trust, a Delaware Trust, on behalf of Third Avenue Value Fund, (“TAVF”) the Whitman High Conviction Fund (“WHCF”, each individually a “Seller” and collectively, the “Sellers”) and Cavco Industries, Inc., a Delaware corporation (“Purchaser”). The parties to this Agreement are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS
WHEREAS, TAVF owns 982.65 shares of common stock of Fleetwood Homes, Inc., a Delaware corporation (“Fleetwood”), representing 48.44% of the total issued and outstanding shares of common stock of Fleetwood;

WHEREAS, WHCF owns 31.63 shares of common stock of Fleetwood, representing 1.56% of the total issued and outstanding shares of common stock of Fleetwood (together with the shares owned by TAVF, the “Shares”);

WHEREAS, Purchaser owns 1,014.28 shares of common stock of Fleetwood, representing 50% of the total issued outstanding shares of common stock of Fleetwood;

WHEREAS Sellers and Purchaser are parties to that Shareholder’s Agreement dated as of August 17, 2009 and any amendments thereto (the “Shareholders’ Agreement”);

WHEREAS, Sellers intend to sell to Purchaser and Purchaser intends to purchase from Sellers the Shares; and

WHEREAS, capitalized terms used herein without definition have the respective meanings assigned to them in Article XII.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I - PURCHASE AND SALE OF SHARES

SECTION 1.1    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign and deliver to Purchaser, and the Purchaser shall acquire and accept from Sellers, the Shares, constituting the Sellers’ entire interest in Fleetwood stock.

SECTION 1.2        Purchase Price. The purchase price for the Shares shall be the aggregate sum of Ninety-One Million Four Hundred Three Thousand Six Hundred Ninety-Six Dollars ($91,403,696) (subject to adjustment below, the “Purchase Price”) which Purchase Price shall be paid to Sellers in accordance with Schedule 1.02 (the “Closing Payment Schedule”) in such aggregate number of shares (the “Issued Shares”) of newly issued common stock of the Purchaser, issuable to Sellers in accordance with the Closing Payment Schedule in a number equal to the Purchase Price divided by the average of the volume weighted average prices on the Principal Market (as defined below) as reported by Bloomberg, L.P. on each of the sixty (60) consecutive trading days ending on the last trading day immediately prior to the Closing Date (the “Final VWAP Calculation”); provided, however, that in no event shall the average of the volume weighted average trading prices of the Common Stock of the Purchaser used to determine the amount of Issued Shares (the “VWAP Price”) be less than $45.00 per share or greater than $55.00 per share. For the avoidance of doubt, where the Final VWAP Calculation is less than $45.00 per share, the Final VWAP Calculation shall be $45.00, and where the Final VWAP Calculation is greater than $55.00 per share, the Final VWAP Calculation shall be $55.00. The Issued Shares shall be delivered to Sellers through certificates, or in book form, at Sellers’ election within ten (10) days of the Closing Date.

SECTION 1.3    Registration of the Issued Shares.

(a)    The Purchaser shall use its best efforts to prepare and file with the SEC a Registration Statement on Form S-3 (unless the Purchaser is not then eligible to register for resale the Issued Shares on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act and the Exchange Act) relating to the resale of the Issued Shares by the Sellers on a continuous basis no later than 60 days after the filing of the Purchaser’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014 (the “Filing Deadline”).

(b)    Each Seller shall furnish to the Purchaser such information set forth on the Registration Statement Questionnaire attached hereto as Exhibit A that relates to the Registration Statement, or as otherwise reasonably required by the Purchaser or the managing underwriters, if any, to effect the registration of such Seller's Issued Shares, and if not so furnished to the Purchaser, the Purchaser shall have the right to rely on the most recent information available to the Purchaser regarding the Seller and the Issued Shares.

(c)    The Purchaser shall use its best efforts to cause the Registration Statement filed pursuant to Section 1.3(a) to become effective as soon as reasonably practicable after such filing, but in no event later than 60 days thereafter, and promptly after such Registration has been declared effective, file a final prospectus to be used for sales of the Issued Shares in connection with such Registration Statement in accordance with Rule 424 under the Securities Act (the “Prospectus”).

(d)    The Purchaser shall use its best efforts to keep each Registration Statement effective pursuant to Rule 415 under the Securities Act at all times until the date on which the Sellers shall have sold all of the Issued Shares (the “Registration Period”), including, without limitation, by filing any necessary amendments or supplements to the Registration Statement. The Purchaser shall ensure that any Registration Statement filed pursuant to this Agreement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(e)    The Purchaser shall permit the Sellers and/or their legal counsel to review and comment upon any Registration Statement, Prospectus or amendment or supplement thereto at least five (5) Business Days prior to its filing with the SEC and not file any Registration Statement or amendment or supplement thereto in a form to which the Sellers reasonably objects.

(f)    The Purchaser shall notify the Sellers in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the Registration Statement or the Prospectus includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly prepare a supplement or amendment to such Registration Statement or Prospectus to correct such untrue statement or omission. In addition, if any stop order or suspension of the Registration Statement or Prospectus is issued, the Purchaser shall immediately notify the Sellers and take all reasonable action to obtain the withdrawal of such order or suspension at the earliest practicable moment.

(g)    The Purchaser shall use its best efforts to cause the Issued Shares covered by the Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Purchaser are then listed.

(h)    The Purchaser shall not identify any Seller as an underwriter without its prior written consent in any public disclosure or filing with the SEC or the Principal Market.

(i)    The Purchaser shall enter into such customary agreements for underwritten secondary offerings and take all such other reasonable actions and deliver or cause to be delivered such other document and instruments requested by the Sellers or the lead underwriter in any secondary underwritten offering in order to expedite or facilitate the disposition of the Cavco Shares.

ARTICLE II - THE CLOSING

SECTION 2.1        Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall occur at the Purchaser’s offices, 1001 N. Central Avenue, Suite 800, Phoenix, Arizona 85004, or such other place as the parties may mutually agree as soon as practicable after fulfillment of the conditions set forth in Article V. The date on which closing occurs is herein called the “Closing Date”.

SECTION 2.2        Closing Actions of the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a)    stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank;

(b)    a true and complete copy, certified by the Secretary of each of the Sellers, of the resolutions duly and validly adopted by the Board of Directors of each of the Sellers evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(c)    a certificate of the Sellers certifying as to the matters set forth in

SECTION 2.3        Closing Actions of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers:

(a)    stock certificates evidencing the Issued Shares or instructions to issue the Issued Shares to Sellers;

(b)    a true and complete copy, certified by the Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(c)    a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in

SECTION 2.4        Taxes. Notwithstanding any other provision in this Agreement, the Purchaser shall have the right to withhold any and all taxes from any payments to be made hereunder if such withholding is required by United States federal or state law and to collect Forms W-8 or W-9, as applicable, from the Sellers.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Purchaser as follows:

SECTION 3.1    Organization. The Seller is duly organized, validly existing and in good standing under the laws of Delaware.

SECTION 3.2    Authorization. The Seller has the power and authority to execute and deliver this Agreement and the other agreements, documents and instruments of the Seller contemplated hereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller in accordance with its terms.

SECTION 3.3        Consents and Filings. There is no requirement applicable to the Seller to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration on the part of the Seller for or in connection with the valid execution and delivery by Seller of this Agreement, the due performance by it of its obligations hereunder or the lawful consummation by it of the transactions contemplated hereby, except with respect to any filings required under HSR Act.

SECTION 3.4    Title to Shares. The Seller has good and valid title to the Shares, free and clear of all Liens, encumbrances, equities, claims, security interests and restrictions of any kind. The execution of this Agreement and any other documents of transfer to be executed and delivered by the Seller to Purchaser are sufficient to convey to Purchaser good and valid title to the Shares, free and clear of all Liens, encumbrances, equities, claims, security interests or restrictions of any kind. The Seller has not granted any option or right, and is not a party to or bound by any agreement that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require the Seller to transfer any of the Shares to anyone other than the Purchaser.

SECTION 3.5    United States Persons. Neither Seller is a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as otherwise disclosed and readily apparent in Purchaser’s Annual Report on Form 10 K for the year ended March 30, 2013 (the “Form 10-K”) or any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Purchaser with the SEC subsequent to the filing of the Form 10-K and prior to the date of this Agreement (in each case, including any supplements or amendments thereto) (the “Reports”), Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 4.1    Organization. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware.

SECTION 4.2    Authorization; Enforcement. The execution and performance by Purchaser of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser in accordance with its terms. When executed and delivered by Purchaser, this Agreement shall constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

SECTION 4.3    Governmental Consents and Filings. There is no requirement applicable to Sellers to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by Sellers of this Agreement, the due performance by it of its obligations hereunder or the lawful consummation by it of the transactions contemplated hereby, except (i) with respect to any filings required under the HSR Act; and (ii) approval of the issuance of the Issued Shares by Purchaser’s stockholders pursuant to NASDAQ Marketplace Rule 5635(a).

SECTION 4.4    No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder, and the consummation by Purchaser of the transactions contemplated hereby, do not and will not (i) violate or conflict with any provision of Purchaser's Certificate of Incorporation or Bylaws, each as amended to date (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, indenture, note, debenture, instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries’ respective properties or assets are bound, or (iii) result in a violation of any Laws or Orders applicable to Purchaser or any of its Subsidiaries or by which any property or asset of Purchaser or any of its Subsidiaries are bound or affected.

SECTION 4.5    SEC Documents. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Purchaser, except as set forth in Schedule 4.5, has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “SEC Documents”). Except as set forth on Schedule 4.5, at the times of their respective filings, the Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The Reports did not, and do not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.6    Financial Statements. Except as set forth on Schedule 4.6, as of their respective dates, the financial statements of Purchaser included in the SEC Documents complied as to form in all material respects with Regulation S-X and all other published rules and regulations of the SEC. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of Purchaser and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

SECTION 4.7    No Material Adverse Change. Since March 30, 2013, (i) neither Purchaser nor any of its Subsidiaries has experienced or suffered any event or series of events that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect; and (ii) no event or circumstance has occurred or exists with respect to Purchaser or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement by Purchaser but which has not been so publicly announced or disclosed.

SECTION 4.8    Litigation. There is no Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any Subsidiary that questions the validity of this Agreement or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. No Proceeding described in the Reports would, individually or in the aggregate, reasonably be expected, if adversely determined, to have a Material Adverse Effect.

SECTION 4.9    Compliance with Law. Purchaser and its Subsidiaries have been and are presently conducting their respective businesses in accordance with all applicable Laws and Orders in all material respects.

SECTION 4.10    Books and Records; Internal Accounting Controls. Purchaser maintains a process of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Purchaser maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).

SECTION 4.11    Listing. The Common Stock is listed on the NASDAQ Global Select Market (the “Principal Market”). Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Principal Market. Purchaser has not, in the preceding twelve (12) months, received notice from the Principal Market to the effect that Purchaser is not in compliance with the listing or maintenance requirements of the Principal Market. Purchaser is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

ARTICLE V - CONDITIONS TO CLOSING

SECTION 5.1    Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects; and

(b)    Approvals. (i) The parties shall receive approval of the transactions under the HSR Act and to the fulfillment, prior to or concurrently with the Closing, of the condition that no statute, rule, regulation, order, writ, injunction, judgment or decree shall have been enacted, promulgated, entered into or enforced by any federal or state court or other Governmental Authority which has the effect of making illegal, impeding or otherwise restraining or prohibiting the transactions contemplated hereby and (ii) the Purchaser shall receive approval of the issuance of the Issued Shares in payment of the purchase price by Purchaser’s stockholders pursuant to NASDAQ Marketplace Rule 5635(a).

SECTION 5.2    Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    Representations, Warranties and Covenants. (i) the representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b)    Approvals. The Purchaser shall receive (i) approval of the transactions under the HSR Act and to the fulfillment, prior to or concurrently with the Closing, of the condition that no statute, rule, regulation, order, writ, injunction, judgment or decree shall have been enacted, promulgated, entered into or enforced by any federal or state court or other Governmental Authority which has the effect of making illegal, impeding or otherwise restraining or prohibiting the transactions contemplated hereby and (ii) approval of the issuance of the Issued Shares in payment of the purchase price by Purchaser’s stockholders pursuant to NASDAQ Marketplace Rule 5635(a).

(c)    No Material Adverse Effect. (i) neither Purchaser nor any of its Subsidiaries has experienced or suffered any event or series of events that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect; and (ii) no event or circumstance has occurred or exists with respect to Purchaser or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement by Purchaser but which has not been so publicly announced or disclosed.

ARTICLE VI - COVENANTS

SECTION 6.1    Registration and Listing. During the Standstill Period the Purchaser shall: (i) cause its Common Stock to continue to be registered under Sections 12(b) of the Exchange Act, (ii) comply in all material respects with its reporting and filing obligations under the Exchange Act; (iii) not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act even if the rules and regulations thereunder would permit such termination; (iv) use its best efforts to continue the listing or trading of its Common Stock on the Principal Market.

SECTION 6.2    Shareholder Meeting. The Purchaser agrees to file with the SEC a preliminary proxy statement within ten (10) days from the date hereof, and to hold within sixty (60) days from the date hereof Purchaser’s 2013 Annual Meeting of Stockholders at which Purchaser’s Stockholders will be requested to approve the issuance in full of all Issued Shares in accordance with the rules and regulations of the Principal Market (the “Proposal”). The Purchaser’s Board of Directors shall recommend that the Purchaser’s stockholders vote in favor of the Proposal, and to the extent requested by the Sellers, will engage a proxy solicitor at Sellers’ sole expense, to assist in the solicitation of proxies.

ARTICLE VII - INDEMNIFICATION

SECTION 7.1    Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

SECTION 7.2    Indemnification by Sellers. Sellers shall indemnify and hold harmless the Purchaser and its Representatives for, from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including attorneys’ fees) which are asserted against, imposed upon or incurred by any Person as a result of or in connection with the breach or alleged breach by any Seller of any of the Sellers’ representations, warranties, covenants, agreements or obligations contained in this Agreement. For the avoidance of doubt, neither Purchaser nor its Representatives shall be entitled to recover from the Sellers any amount in respect of any consequential, indirect or special damages. Without limiting the foregoing, Seller’s liability under this Section 7.2 shall in no event exceed the Purchase Price actually received by Sellers from Purchaser. Sellers’ liability under this Section 7.2 is intended to be, and shall be, the exclusive monetary remedies of Purchaser after the Closing with respect to any aspect of the transactions contemplated by this Agreement absent a final judicial determination of Seller’s fraud by a court of competent jurisdiction. Purchaser hereby releases, waives and discharges, and covenants not to sue or otherwise assert any rights, remedies or recourse with respect to, any cause of action or claim for damages not expressly provided for in this Agreement to the maximum extent permitted by applicable law.

SECTION 7.3    Indemnification by Purchaser. Purchaser shall indemnify and hold harmless the Sellers and each of their Representatives for, from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including attorneys’ fees) which are asserted against, imposed upon or incurred by any Person as a result of or in connection with (i) the breach or alleged breach by Purchaser of any of the Purchaser’s representations, warranties, covenants, agreements or obligations contained in this Agreement or (ii) any untrue statement or alleged untrue statement of a material fact in a Registration Statement, Prospectus or any amendment or supplement thereto or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

SECTION 7.4    Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto pursuant to (i) Sections 7.2 and 7.3(i) shall terminate upon the termination of the Standstill Period and (ii) the other clauses of Section 7.3 shall not terminate; provided, however, that as to clause (i) of this sentence such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

ARTICLE VIII - TAXES

The parties agree that the payment of the Purchase Price in Issued Shares will not be structured as a tax-free exchange under the Internal Revenue Code of 1986, as amended. Each party hereto acknowledges and agrees that it has had the opportunity to consult with its independent tax advisor to determine the tax consequences of the transaction contemplated under this Agreement and that it is aware of the tax consequences of entering into the transaction.

ARTICLE IX - TERMINATION

SECTION 9.1    Termination. At any time prior to Closing, this Agreement may be terminated:

(a)    by mutual written consent of the parties hereto;

(b)    by any of the parties if a federal or state or other Governmental Authority shall have issued an order, writ, injunction, judgment or decree which shall have the effect of making illegal, impeding or otherwise restraining or prohibiting the transaction contemplated by this Agreement and such order, writ, injunction, judgment or decree shall have been become final and nonappealable;

(c)    by any of the parties in the event Purchaser does not obtain stockholder approval of the Proposal, in accordance with Section 1.2(b); and

(d)    by any of the parties if any of the conditions in Article V has not been satisfied or waived as of August 31, 2013 or if satisfaction of such a condition is or becomes impossible; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of any of the conditions set forth in Article V to be satisfied by such date or of the failure of any of the conditions set forth in Article V to be capable of being satisfied.

SECTION 9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1(a) or Section 9.1(b), this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability hereunder on the part of any party or its Affiliates, directors, officers, shareholders, agents or other representatives; provided, however, that (i) this Section 9.2, and Sections 13.1, 13.2, 13.5, 13.6, and 13.8 shall survive any termination of this Agreement and (ii) nothing contained herein shall relieve any party from liability for any breach occurring prior to the date of the termination of this Agreement.

ARTICLE X - VOTING, LOCK-UP AND STANDSTILL PROVISIONS

SECTION 10.1    Voting. From and after the Closing and continuing until the termination of the Standstill Period, the Sellers shall vote (including, through the execution of one or more written consents, if applicable) all Issued Shares with respect to which the Sellers have the power to vote in accordance with the recommendations of the board of directors of the Purchaser with respect to any action, proposal or other matter to be voted on by the stockholders of the Purchaser.

SECTION 10.2    Lock-Up. Other than in the case of a Permitted Transfer, the Sellers shall not Transfer any of the Issued Shares for the period beginning on the Closing Date and ending one year from the anniversary of the Closing Date (such period, the “Lock−Up Period”). Any Transfer or attempted Transfer of any of the Issued Shares in violation of this Section 10.2 shall, to the fullest extent permitted by law, be null and void ab initio, and the Purchaser shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of the Purchaser.

SECTION 10.3    Standstill. During the Standstill Period, the Sellers shall not, directly or indirectly, without the prior written consent of the Purchaser:

(a)    Acquire, agree to acquire or make any public proposal to acquire, directly or indirectly, Beneficial Ownership of common equity securities of the Purchaser or any other securities of the Purchaser entitled to vote generally in the election of directors of the Purchaser (collectively, “Voting Securities”), or securities of the Purchaser that are convertible, exchangeable or exercisable into Voting Securities (other than (i) the acquisition of common stock of the Purchaser or other Voting Securities as a result of any stock splits, stock dividends or other distributions or recapitalizations, reclassifications, reorganizations or similar transactions or offerings made available by the Purchaser to holders of Voting Securities, including rights offerings, and (ii) from an Affiliate of any Seller in a Permitted Transfer);

(b)    Deposit any Voting Securities in a voting trust or similar arrangement or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement (other than with another Seller or any direct or indirect subsidiary of the Sellers), or grant any proxy with respect to any Voting Securities (other than (x) to the Purchaser or a person specified by the Purchaser, in a proxy card provided to shareholders of the Purchaser by or on behalf of the Purchaser or (y) to any direct or indirect subsidiary of the Sellers);

(c)    Enter, agree to enter, propose or offer to enter into or facilitate any merger, business combination, tender offer, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Purchaser or any of its subsidiaries; provided, however, that the Sellers may vote in any such merger, business combination, tender offer, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction in accordance with their reasonable discretion;

(d)    Make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or advise or knowingly influence any Person (other than a controlled Affiliate of the Sellers) with respect to the voting of, any voting securities of the Purchaser or any of its subsidiaries;

(e)    Call, or seek to call, a meeting of the shareholders of the Purchaser or initiate any shareholder proposal for action by the shareholders of the Purchaser;

(f)    Form, join or in any way participate in a Group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than with an Affiliate of the Sellers, or any direct or indirect subsidiary, of the Sellers), with respect to any voting securities of the Purchaser;

(g)    Otherwise act, alone or in concert with others, to seek to control or influence the board of directors of the Purchaser, or the management or policies of the Purchaser (including, without limitation, the submission of nominees for election to the board of directors of the Purchaser);

(h)    Publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;

(i)    Advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Person or Group (within the meaning of Section 13(d)(3) of the Exchange Act) in connection with the foregoing; or

(j)    Knowingly Transfer more than three percent (3%) of the Issued Shares to any one individual or entity.

SECTION 10.4    Non−Disparagement. During the Standstill Period, the Parties agree not to disparage the Purchaser or any officers, directors (including director nominees) or employees of the Purchaser or its affiliates or subsidiaries in any public or quasi−public forum.

ARTICLE XI - RIGHT OF FIRST OFFER

SECTION 11.1    Right of First Offer.

(a)    At any time and from time to time during the Standstill Period, and subject to the terms and conditions specified in this Section 11.1, the Purchaser shall have a right of first offer if any Seller (the "Offering Seller") proposes to Transfer all or any portion of any shares of common stock of the Purchaser that the Seller owns (the “Offered Stock”) to any independent third party. Each time the Offering Seller proposes to Transfer any Offered Stock (other than Transfers set forth in clauses (i) and (ii) of Permitted Transfers), the Offering Seller shall first make an offering of the Offered Stock to the Purchaser in accordance with the following provisions of this Section 11.1.

(b)    The Offering Seller shall give written notice (the “ROFO Notice”, which may be in the form of an email) to the Purchaser stating its bona fide intention to Transfer the Offered Stock and specifying the number of Offered Stock and the material terms and conditions, including the price, pursuant to which the Offering Seller proposes to Transfer the Offered Stock. The ROFO Notice shall constitute a Seller’s offer to Transfer all of the Offered Stock to the Purchaser in accordance with the provisions of this Section

11.1, which offer shall be irrevocable until the end of the ROFO Purchaser Option Period (defined below), and the consummation of any sale of the Offered Stock to the Purchaser.
(c)    The ROFO Notice shall constitute a Seller’s offer to Transfer all of the Offered Stock to the Purchaser in accordance with the provisions of this Section 11.1, which offer shall be irrevocable until the end of the Purchaser Option Period, and the consummation of any sale of the Offered Stock to the Purchaser.

(d)    By delivering the ROFO Notice, a Seller represents and warrants to the Purchaser that:

(i)    Seller has full right, title and interest in and to the Offered Stock described in the ROFO Notice;

(ii)    Seller has all the necessary power and authority and has taken all necessary action to Transfer the Offered Stock described in the ROFO Notice as contemplated by this Section 11.1; and

(iii)    the Offered Stock described in the ROFO Notice is free and clear of any and all Liens.

SECTION 11.2    Exercise of Right of First Offer.

(a)    Upon receipt of the ROFO Notice, the Purchaser shall have the right to purchase any or all of the Offered Stock on the terms and at the purchase price set forth in the ROFO Notice and in accordance with the procedures set forth herein.

(b)    The initial right of the Purchaser to purchase any Offered Stock shall be exercisable with the delivery of a written notice (the “Purchaser ROFO Exercise Notice”, which may be in the form of an email) by the Purchaser to the applicable Seller within one (1) day of the Purchaser’s receipt of the ROFO Notice if the amount of the Offered Stock is less than 100,000 shares of common stock of the Purchaser or within five (5) days of the Purchaser’s receipt of the ROFO Notice if the amount of the Offered Stock is greater than 100,000 shares of common stock of the Purchaser (the “Purchaser Option Period”), stating the applicable number (including where such number is zero) of shares of Offered Stock the Purchaser elects to purchase on the terms and at the purchase price set forth in the ROFO Notice. The Purchaser ROFO Exercise Notice shall be binding upon delivery and irrevocable by the Purchaser. If the Purchaser fails to deliver the Purchaser ROFO Exercise Notice during the Purchaser Option Period, the Purchaser shall be deemed to have elected not to purchase any of the Offered Stock.

(c)    The failure of the Purchaser to deliver a Purchaser ROFO Exercise Notice by the end of the Purchaser Option Period shall constitute a waiver of its rights of first refusal under this Article XI with respect to the Transfer of the Offered Stock, but shall not affect its rights with respect to any future Transfers.

(d)    In the event that the Purchaser shall have exercised its rights to purchase the Offered Stock, then the applicable Seller shall sell such Offered Stock to the Purchaser, and the Purchaser shall purchase such Offered Stock, within thirty (30) days following the expiration of the Purchaser Option Period. Seller shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Article XI including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 11.2(d), Seller shall deliver to the Purchaser certificates (if any) representing the Offered Stock to be sold, free and clear of any Liens or encumbrances, accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor and the amount of any transfer taxes, if any, from the Purchaser by certified or official bank check or by wire transfer of immediately available funds.

(e)    In the event that the Purchaser shall not have elected to purchase all of the Offered Stock, then, provided the Seller has also complied with the provisions of Article XI, the Seller may Transfer such shares of such Offered Stock that the Purchaser has elected not to buy, at a price per Share for the Offered Stock not less than that specified in the ROFO Notice and on other terms and conditions which are not materially more favorable in the aggregate to the Prospective Transferee than those specified in the ROFO Notice, but only to the extent that such Transfer occurs within thirty (30) days after expiration of the Purchaser Option Period. Any Offered Stock not Transferred within such thirty (30) day period will be subject to the provisions of this Article XI upon subsequent Transfer.

ARTICLE XII - DEFINITIONS

As used herein, the terms set forth below shall have the following respective meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person with the terms “control” and “controlled” meaning for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.

“Agreement” shall mean this agreement, as the same may be amended from time to time.

“Beneficially Own” shall have the meaning given to such term in Rule 13d−3 under the Exchange Act.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Common Stock” means the common stock of the Purchaser, par value $0.01, issued and outstanding immediately prior to the Closing.

“Exchange Act” means The Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Insolvency Event” means an event in which an entity (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) (A) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation and such proceeding either (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (2) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof; (v) passes a resolution for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of a receiver, bankruptcy trustee, custodian or other similar official for it or for all or substantially all of its assets; or (vii) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied or enforced on or against all or substantially all of its assets; provided, however, that such secured party maintains possession or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter.

“Laws” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liens” means any security interest, charge, claim, pledge, condition, equitable interest, lien (statutory or other), option, right of first refusal, or restriction of any kind,

including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or condition (financial or otherwise) of the Purchaser and its Subsidiaries taken as a whole and/or any condition, circumstance, or situation that would prohibit in any material respect the ability of the Purchaser to perform any of its obligations under this Agreement in any material respect.

“Orders” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Permitted Transfers” shall mean, in each case, so long as (x) such Transfer is in accordance with applicable Law and (y) each Seller is in compliance with Article X of this Agreement: (i) any Transfer to an Affiliate of the Sellers, so long as such Person, in connection with such Transfer, executes a joinder to Article X of this Agreement, pursuant to which such Person or Group (within the meaning of Section 13(d)(3) of the Exchange Act) agrees to become a Party to this Agreement and subject to the restrictions applicable to the Sellers and otherwise become a Party for all purposes of this Agreement; provided that no such Transfer(s) shall relieve the transferring Seller from the obligations under this Agreement, (ii) any Transfer solely to tender any of the Issued Shares into a tender or exchange offer commenced by the Purchaser or a third party if the board of directors of the Purchaser has affirmatively publicly recommended to the Purchaser shareholders acceptance of such tender offer or exchange offer pursuant to Rule 14d−9 under the Exchange Act with respect to a third party tender or exchange offer or has determined not to oppose (as evidenced by its filings pursuant to such Rule 14d−9) the tender or exchange offer, (iii) any Transfer if an Insolvency Event with respect to Purchaser shall be imminent or shall have occurred, (iv) any Transfer in the event there occurs any judgment, order, injunction or decree of any Governmental Authority or investigation or threat of investigation by any Governmental Authority against the Purchaser which has had or would be reasonably likely to have a Material Adverse Effect on the Purchaser, and (v) notwithstanding Section 10.3(j), any single Transfer or series of Transfers that in the aggregate is equal to fifteen percent (15%) or less of the Issued Shares.

“Person” means any individual, corporation, limited liability company, partnership (general or limited), syndicate, joint venture, society, association, trust, unincorporated organization or governmental authority, or any trustee, executor, administrator or other legal representative thereof.

“Proceedings” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Issued Shares covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registration Statement” means each registration statement required to be filed under Section 1.3, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Representatives” means each and every agent, employee, and officer of the relevant entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Standstill Period” means the period beginning on the Closing Date and ending on the earliest of (i) the fourth anniversary of the Closing Date, or (ii) the third anniversary of the Closing Date if Sellers in the aggregate own less than twelve and one-half percent (12.5%) of the issued and outstanding shares of common stock of the Purchaser. Notwithstanding the foregoing, the Standstill Period shall terminate upon a material breach by Purchaser of any of the Purchaser’s representations, warranties, covenants, agreements or obligations contained in this Agreement, but only if such breach has had, or could reasonably be expected to have, a materially adverse impact on the value of the Issued Shares. Seller must provide written notice to Purchaser of any alleged material breach, after which Purchaser shall have thirty (30) days to either cure or dispute such alleged breach. If Purchaser cures such alleged breach during such thirty (30) day period, the Standstill Period shall remain in effect. If Purchaser disputes the basis of such alleged breach, the Standstill Period shall remain in effect pending resolution of such dispute.

“Subsidiaries” as to any person or entity, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such corporation, partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such person or entity. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Purchaser.

“Transfer” means any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock.

All other defined terms shall have the meanings indicated herein.

ARTICLE XIII - MISCELLANEOUS

SECTION 13.1    Fees and Expenses. Except as expressly provide herein, all fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby or thereby shall be borne and paid solely by the party incurring such fees and expenses.

SECTION 13.2    Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the facsimile number specified or referred to below and written confirmation of successful transmission is received by the notifying Party, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

if to Cavco:

Cavco Industries, Inc.
Attention: Joseph H. Stegmayer
1001 North Central Avenue, Suite 800
Phoenix, Arizona 85004-1935
Facsimile: (602) 256-6189

if to Third Avenue Value Fund:

Third Avenue Trust,
on behalf of Third Avenue Value Fund
Attention: Jim Hall, General Counsel
622 Third Avenue, 32nd Floor
New York, NY 10017

if to Whitman High Conviction Fund:

Whitman High Conviction Fund
Attention: Jim Hall, General Counsel
622 Third Avenue, 32nd Floor
New York, NY 10017

SECTION 13.3    Entire Agreement; Modification. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made between the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended only by a written agreement of the Parties.

SECTION 13.4    Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other Person any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). No party may assign this Agreement without the prior written consent of each of the other parties hereto. It is expressly understood and agreed that any attempted or purported assignment of this Agreement in violation of this shall be null and void.

SECTION 13.5    Governing Law. Except for federal securities laws (including the Securities Act and the Exchange Act) and any other state securities laws which may be applicable to any issuance, sale or resale of the securities of Fleetwood Homes, Inc., this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

SECTION 13.6    Jurisdiction. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the State of Delaware, for the purposes of any suit, action or other proceeding, including any injunctive relief sought in summary proceedings, relating to this Agreement (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Representatives except in such courts). Each of the parties further agrees that service of any process, summons, notice or document by mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware.

SECTION 13.7    Severability. If any provision of this Agreement, or the application of any such provision to any person, entity or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the Parties shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby. Without limiting the foregoing, the covenants and obligations contained in this Agreement shall be construed as separate covenants and obligations, covering their respective subject matters. Each breach of a covenant or obligation set forth in this Agreement shall give rise to a separate and independent cause of action.

SECTION 13.8    Specific Performance; Waiver; Remedies Cumulative. Each Party shall be entitled to enforce its or his rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. The rights and remedies of the Parties hereunder are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

SECTION 13.9    Public Announcements. The parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of each of the other parties, except as may be required by law or pursuant to any listing agreement, rule or regulation of any national securities exchange or automated system upon which the securities of such party are traded.

SECTION 13.10    Further Assurances. Sellers agree, at any time and from time to time after the date hereof, upon the request of Purchaser, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, conveying, and confirming to Purchaser, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession of, any or all of the Shares.

SECTION 13.11    Execution of Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

SECTION 13.12    Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and shall not affect the construction or interpretation of any provision hereof. Any reference herein to an “Article” or “Section” means the corresponding Article or Section of this Agreement. References herein to any gender include the other gender and the neuter, as applicable. This Agreement was negotiated by the Parties with the benefit of legal representation on both sides, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
PURCHASER:

Cavco Industries, Inc., a Delaware corporation

By:	/s/ Joseph H. Stegmayer Joseph H. Stegmayer, Chairman, CEO and President

SELLERS:

Third Avenue Trust, a Delaware business
trust, on behalf of Third Avenue Value Fund
By: Third Avenue Management LLC, its investment adviser

By:	/s/ Vincent J. Dugan Vincent J. Dugan Chief Financial Officer

Whitman High Conviction Fund
By: Third Avenue Management LLC, its investment adviser

By:	/s/ Vincent J. Dugan Vincent J. Dugan Chief Financial Officer

SCHEDULE 1.2

SCHEDULE 4.5
As disclosed in the Purchaser’s periodic reports filed with the United States Securities and Exchange Commission, on July 8, 2011, the Purchaser filed an amendment to its current report on Form 8–K/A, which filing included the consolidated balance sheets of Palm Harbor Homes, Inc., a Florida corporation and its subsidiaries (“Palm Harbor”) as of March 26, 2010 and March 27, 2009 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended March 26, 2010, and the notes related thereto. These financial statements were previously audited and included in Palm Harbor’s Form 10-K for the year ended March 26, 2010. However, Palm Harbor’s auditor was not able to perform its customary procedures to its satisfaction to enable it to consent to the inclusion of its prior audit report in the referenced Form 8-K/A filing due to the untimely and limited cooperation of Palm Harbor and the bankruptcy estate of Palm Harbor towards the completion of those procedures. Accordingly, (i) the Palm Harbor financial statements are considered unaudited, preliminary and subject to change (ii) the Form 8-K/A filing is incomplete and untimely, and (iii) the Palm Harbor financial statements are not presented in accordance with Regulation S-X of the rules and regulations of the United States Securities and Exchange Commission.

As a result, the Company does not satisfy the requirements to provide financial statements in accordance with Regulation S-X, including, but not limited to Rule 3-05, in any filing, registration statement or proxy statement requiring such financial statements, due to the absence of the consent of Palm Harbor’s independent registered public accounting firm with respect to Palm Harbor’s financial statements.

SCHEDULE 4.6

As disclosed in the Purchaser’s periodic reports filed with the United States Securities and Exchange Commission, on July 8, 2011, the Purchaser filed an amendment to its current report on Form 8–K/A, which filing included the consolidated balance sheets of Palm Harbor Homes, Inc., a Florida corporation and its subsidiaries (“Palm Harbor”) as of March 26, 2010 and March 27, 2009 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended March 26, 2010, and the notes related thereto. These financial statements were previously audited and included in Palm Harbor’s Form 10-K for the year ended March 26, 2010. However, Palm Harbor’s auditor was not able to perform its customary procedures to its satisfaction to enable it to consent to the inclusion of its prior audit report in the referenced Form 8-K/A filing due to the untimely and limited cooperation of Palm Harbor and the bankruptcy estate of Palm Harbor towards the completion of those procedures. Accordingly, (i) the Palm Harbor financial statements are considered unaudited, preliminary and subject to change (ii) the Form 8-K/A filing is incomplete and untimely, and (iii) the Palm Harbor financial statements are not presented in accordance with Regulation S-X of the rules and regulations of the United States Securities and Exchange Commission.

As a result, the Company does not satisfy the requirements to provide financial statements in accordance with Regulation S-X, including, but not limited to Rule 3-05, in any filing, registration statement or proxy statement requiring such financial statements, due to the absence of the consent of Palm Harbor’s independent registered public accounting firm with respect to Palm Harbor’s financial statements.

EXHIBIT A
REGISTRATION STATEMENT QUESTIONNAIRE
In connection with the Registration Statement, please provide us with the following information regarding the Investor.
1.    Please state your organization's name exactly as it should appear in the Registration Statement:
Except as set forth below, your organization does not hold any equity securities of the Purchaser on behalf of another person or entity. State any exceptions here:
If the Investor is not a natural person, please identify the natural person or persons who will have voting and investment control over the Issued Shares owned by the Seller:
2.    Address of your organization:
______________________________________________________
______________________________________________________
Telephone: ______________________________
E-mail: _________________________________
Contact Person: __________________________
3. Have you or your organization had any position, office or other material relationship within the past three years with the Purchaser or its affiliates? (Include any relationships involving you or any of your affiliates, officers, directors, or principal equity holders (5% or more) that has held any position or office or has had any other material relationship with the Purchaser (or its predecessors or affiliates) during the past three years.)
_______ Yes _______ No
If yes, please indicate the nature of any such relationship below:
4.    Are you the beneficial owner of any other securities of the Purchaser? (Include any equity securities that you beneficially own or have a right to acquire within sixty (60) days after the date hereof, and as to which you have sole voting power, shared voting power, sole investment power or shared investment power.)
_______ Yes _______ No
If yes, please describe the nature and amount of such ownership as of a recent date.

5.    Except as set forth below, you wish that all of your beneficially owned shares of the Purchaser's common stock acquired pursuant to the Stock Purchase Agreement be offered for your account in the Registration Statement. (Please note that any shares of the Purchaser's common stock not acquired pursuant to the Stock Purchase Agreement will not be offered for your account in the Registration Statement.)
State any exceptions here:
6.     Have you made or are you aware of any arrangements relating to the distribution of the shares of the Purchaser pursuant to the Registration Statement?
_______ Yes _______ No
If yes, please describe the nature and amount of such arrangements.
7.     FINRA Matters
(a) State below whether (i) you or any associate or affiliate of yours are a member of FINRA, a controlling shareholder of a FINRA member, a person associated with a member, a direct or indirect affiliate of a member, or an underwriter or related person with respect to the proposed offering; (ii) you or any associate or affiliate of yours owns any stock or other securities of any FINRA member not purchased in the open market; or (iii) you or any associate or affiliate of yours has made any outstanding subordinated loans to any FINRA member. If you are a general or limited partnership, a “no” answer asserts that no such relationship exists for you as well as for each of your general or limited partners. Italicized terms are defined below.
Yes: __________No: __________
If “yes,” please identify the FINRA member and describe your relationship, including, in the case of a general or limited partner, the name of the partner:
If you answer “no” to Question 7(a), you need not respond to Question 7(b).
(b) State below whether you or any associate or affiliate of yours has been an underwriter, or a controlling person or member of any investment banking or brokerage firm which has been or might be an underwriter for securities of the Purchaser or any affiliate thereof including, but not limited to, the common stock now being registered.
Yes: __________No: __________
If “yes,” please identify the FINRA member and describe your relationship, including, in the case of a general or limited partner, the name of the partner.
For purposes of this Question 7:

An affiliate of any person (including a sole proprietorship, partnership, limited liability company, corporation or other legal entity such as a trust or estate) is a person that controls, is controlled by or is under common control with such person. Officers, directors, partners, sole proprietors and branch managers, or persons of a similar status or performing similar functions, of a person should be presumed to be an affiliate of such person.
An associated person of a member or person associated with a member includes, among others, (1) a natural person who is registered or has applied for registration under the rules of FINRA and (2) a sole proprietor, partner, officer, director, or branch manager of a member, or other natural person occupying a similar status or performing similar functions, or a natural person engaged in the investment banking or securities business who is directly or indirectly controlling or controlled by a member, whether or not any such person is registered or exempt from registration with FINRA under FINRA's By-Laws or the FINRA Rules.
The term control means the following: (i) beneficial ownership of 10% or more of the outstanding common equity of any entity, including any right to receive such securities within 60 days of the member's participation in the public offering; (ii) the right to 10% or more of the distributable profits or losses of an entity that is a partnership, including any right to receive an interest in such distributable profits or losses within 60 days of the member's participation in the public offering; (iii) beneficial ownership of 10% or more of the outstanding subordinated debt of an entity, including any right to receive such subordinated debt within 60 days of the member's participation in the public offering; (iv) beneficial ownership of 10% or more of the outstanding preferred equity of an entity, including any right to receive such preferred equity within 60 days of the member's participation in the public offering; or (v)the power to direct or cause the direction of the management or policies of an entity.
The term immediate family means the parents, mother-in-law, father-in-law, spouse, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law, and children of an employee or associated person of a member, except any person other than the spouse and children who does not live in the same household as, have a business relationship with, provide material support to, or receive material support from, the employee or associated person of a member. In addition, immediate family includes any other person who either lives in the same household as, provides material support to, or receives material support from, an employee or associated person of a member.
The term member means any broker or dealer admitted to membership in FINRA.
The term participating member means any FINRA member that is participating in a public offering, any associated person of the member, any members of their immediate family and any affiliate of the member.
The term underwriter or related person includes, with respect to the proposed offering, any underwriters and such underwriters' counsel, financial consultants and advisors, finders, participating members, and any other persons related to any participating member.

ACKNOWLEDGEMENT
The undersigned hereby agrees to notify the Purchaser promptly of any changes in the foregoing information which should be made as a result of any developments, including the passage of time. The undersigned also agrees to provide the Purchaser and the Purchaser's counsel any and all such further information regarding the undersigned reasonably required for the preparation of the Registration Statement promptly upon request in connection with the preparation, filing, amending, and supplementing of the Registration Statement (or any prospectus contained therein). The undersigned hereby consents to the use of all such information in the Registration Statement.
The undersigned understands and acknowledges that the Purchaser will rely on the information set forth herein for purposes of the preparation and filing of the Registration Statement.
The undersigned represents and warrants that all information it provides to the Purchaser and its counsel is currently accurate and complete and will be accurate and complete at the time the Registration Statement becomes effective and at all times subsequent thereto, and agrees, during the effectiveness period and any additional period in which the undersigned is making sales of Issued Shares under and pursuant to the Registration Statement, to notify the Purchaser immediately of any misstatement of a material fact in the Registration Statement or the omission of any material fact necessary to make the statements contained therein not misleading.

Dated:

Name

Signature

Name and Title of Signatory